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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
o2wireless Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-62712 and 333-54260) on Form S-8 of o2wireless Solutions, Inc. of our reports dated March 25, 2002, relating to the consolidated balance sheets of o2wireless Solutions, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of o2wireless Solutions, Inc.

/s/ KPMG LLP

Atlanta, Georgia
March 29, 2002